EXHIBIT 99.1

Perma-Fix Enters Into Definitive Agreement to Acquire PEcoS' Radioactive and Mixed Waste Treatment Facility

Monday April 30, 10:35 am ET

ATLANTA, April 30 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI; Germany: PES.BE), today announced that it has entered into a definitive agreement to acquire Nuvotec USA, Inc. (Nuvotec) and its wholly owned subsidiary, Pacific EcoSolutions, Inc. (PEcoS), for $11.6 million. PEcoS is a nuclear waste management company that treats both low level and mixed waste, based in Richland, Washington. Under the agreement, as consideration for the purchase, Perma-Fix will issue $2.0 million in shares of Perma-Fix common stock and $2.5 million in debt instruments payable over a four year period to those Nuvotec shareholders that qualify as accredited investors, $2.5 million in cash to both non-accredited and accredited Nuvotec shareholders, and up to $4.6 million of cash earn-out to both non-accredited and accredited Nuvotec shareholders, which could vary dependent on meeting or exceeding certain future revenue thresholds over a four year period immediately following completion of the merger. In addition, at the closing of this acquisition the debt of Nuvotec is not to exceed $9.4 million, which Perma-Fix will assume, plus the debts and obligations of PEcoS incurred in the ordinary course of PEcoS' business. PEcoS' facility is permitted to treat, store and process low level radioactive and mixed waste, and is located adjacent to the Department of Energy's (DOE) Hanford site.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "We are excited to have completed the definitive agreement to acquire the PEcoS nuclear waste facility, and anticipate we will conclude the acquisition during the second quarter. This facility is located adjacent to the Hanford site and provides us access to treat nuclear waste stored at the site. The Hanford site is one of the most expensive of all the DOE's nuclear weapons facilities to remediate, creating further opportunities for the company to expand market share. Moreover, having begun treating higher level radioactive waste at our Oak Ridge, Tennessee facility, we look forward to extending these capabilities to Hanford, which contains some of the most complex and difficult waste streams in the nation. This acquisition also expands our west coast presence, increases our treatment capacity, and secures PEcoS' radioactive and hazardous waste permits and licenses."

Bob Ferguson, Chairman and Chief Executive Officer of Nuvotec and PEcoS, commented, "The Perma-Fix acquisition of PEcoS creates a unique combination of facilities and state-of-the-art technologies, which will address a much broader range of waste at the Hanford site. Perma-Fix has developed extraordinary expertise that will benefit the Department of Energy, its contractors, and most importantly-the state and local community."

The Department of Energy's Hanford site was first utilized as part of the Manhattan Project and throughout the Cold War to provide the plutonium and other materials necessary for the development of nuclear weapons. Most of Hanford's reactors were shut down in the 1970s, while substantial quantities of nuclear waste still remain at the site. Currently, the Hanford Site is engaged in one of the nation's largest environmental cleanups, which is expected to continue beyond 2030.

Oppenheimer & Co. Inc. acted as an advisor to Perma-Fix, and Sanders Morris Harris, Inc. acted as an advisor to Nuvotec USA, Inc. in connection with this transaction.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the Nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The Industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning the anticipated completion of the acquisition during the second quarter and that such acquisition could provide the Company with certain strategic benefits. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, meeting the conditions precedent to the completion of the acquisition, future economic conditions; industry conditions; competitive pressures and completion of the acquisition. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Source: Perma-Fix Environmental Services, Inc.